Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated August 29, 2016, with respect to the Statement of Operating Revenues and Direct Operating Expenses of Bayswater Properties Acquired by Extraction Oil & Gas, LLC as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Denver, Colorado
September 18, 2017